Contacts:
          Community Central Bank Corp. - Ray Colonius, CFO - P:586 783-4500
          Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM	For Immediate Release

MOUNT CLEMENS, Mich., June 7, 2007 -- Community Central Bank Corporation (NASDAQ Global Market: CCBD), the holding company for Community Central Bank and Community Central Mortgage Company, LLC, announced its intention today to repurchase up to 5%, or 193,289 shares, of its outstanding shares in the open market or privately negotiated transactions. These shares will be purchased at prevailing market prices from time to time over a 12-month period depending upon market conditions.

The Corporation also has authorization to repurchase an additional 3,051 shares remaining under the stock repurchase program authorized by the Board in September 2006. To date, the Corporation has repurchased 189,836 shares of the Corporation's outstanding common stock under the September 2006 stock repurchase program at an average price of $11.07 per share.

David Widlak, President and Chief Executive Officer of the Corporation, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Corporation's common stock and the strong capital position of the Company. Mr. Widlak stated, "We believe that the repurchase of our shares continues to represent an attractive investment opportunity which will benefit the Corporation and our shareholders." The repurchased shares will become treasury shares and be used for general corporate purposes.

As of June 6, 2007, the Corporation had 3,865,793 shares of common stock outstanding. The Corporation's stock is traded on the NASDAQ Global Market under the symbol "CCBD."

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills, and Grosse Pointe Farms, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, Central and Northwest Indiana, Northern Illinois and Raleigh, North Carolina. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

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Community Central Bank Corp.
Stock Buyback Program Announcement

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, changes in interest rate and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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